Exhibit 5.1

WINSTEAD SECHREST & MINICK P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270

(214) 745-5400

September 23, 2004

CEC Entertainment, Inc.

4441 West Airport Freeway

Irving, Texas 75602

Gentlemen:

CEC Entertainment, Inc., a Kansas corporation (the “Company”), intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers 500,000 shares of common stock, $0.10 par value per share (the “Common Stock”), of the Company, and such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan (such shares collectively referred to as the “Securities”). The Securities are to be issued pursuant to the Company’s 2004 Restricted Stock Plan (the “Plan”).

We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such photostatic, certified or conformed copies. We have assumed compliance both in the past and in the future with the terms of the Plan by the Company and its employees, officers, Board of Directors and any committee and/or trustee appointed to administer the Plan.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that upon issuance and delivery of the Securities in accordance with the terms and conditions of the Plan, the Securities will be validly issued, fully paid and nonassessable shares of Common Stock.

Our opinion is limited in all respects to the substantive law of the State of Texas, our review of relevant provisions of the General Corporation Code of Kansas, which includes those statutory provisions as well as all applicable provisions of the Kansas Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

This firm consents to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Re-Offer Prospectus which is a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Winstead Sechrest & Minick P.C.

WINSTEAD SECHREST & MINICK P.C.